Exhibit 10.21

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is entered into on December 1st, 2023 (“the Effective Date”) by and between Koninklijke Philips N.V., having its registered office at High Tech Campus 52, Eindhoven, The Netherlands (“Philips”) and Imricor Medical Systems Inc., having its registered office at 400 Gateway Boulevard, Burnsville, MN 55337-2559, U.S.A. (“Licensee”).

(Philips and Licensee hereinafter also referred to individually as “Party” and collectively as “Parties”).

WHEREAS, Licensee and Philips entered into a Technology License Agreement on January 27, 2012, and agreed on first, second and third amendments to said Technology License Agreement with effective dates of October 31, 2014, December 1, 2015 and December 8, 2017, respectively, (hereinafter : “Previous Agreement”);

WHEREAS the Previous Agreement covered scope products within the field of cardiovascular catheter interventions, renal denervation applications and myocardial biopsy applications, but excluded interstitial applications and oncological applications other than myocardial biopsy applications for oncology;

WHEREAS the Previous Agreement expired on July 1st, 2023.

WHEREAS the Patents (as defined below) with Philips references [***], [***] and [***] that were licensed under the Previous Agreement will not be licensed under this Agreement (the “Unlicensed Patents”);

WHEREAS the Patents with Philips reference [***] that were not licensed under the Previous Agreement will be licensed under this Agreement;

NOW, THEREFORE, in consideration of the mutual obligations and covenants hereinafter set forth, the Parties have agreed as follows:

1.	Definitions

The following capitalised terms shall have the meanings ascribed thereto below:

“Affiliate” means any legal entity, which is directly or indirectly: (i) owned or controlled by Philips or Licensee, (ii) owning or controlling Philips or Licensee, or (iii) owned or controlled by the legal entity owning or controlling Philips or Licensee, but any such legal entity shall only be considered an Affiliate for as long as such ownership or control exists. For the purpose of this definition, a legal entity shall be deemed to own or control another legal entity if more than 50% (fifty per cent) of the voting stock of the latter legal entity, ordinarily entitled to vote in the election of directors (or, if there is no such stock, more than 50% (fifty per cent) of the ownership of or control in the latter legal entity) is held by the owning or controlling legal entity.

“Change of Control” shall mean the occurrence of any of the following events: (a) any consolidation or merger of a Party with or into any other entity in which the holders of such Party’s outstanding shares immediately before such consolidation or merger do not, but immediately after such consolidation or merger do, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of a Party representing a majority of the voting power of all of such Party’s outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all of a Party’s assets relating to the subject matter of this Agreement.

“Field of Use” shall mean the field of cardiovascular catheter interventions, renal denervation applications, and myocardial biopsy applications, including myocardial biopsy applications for oncology. The Field of Use excludes oncological applications and interstitial applications.

“Licensed Patents” means the Patents listed in Annex A, as well as any divisionals, re-issues, extensions, renewals, re-examinations, continuations and continuations-in-part of any of the foregoing.

“Sale” shall mean the sale, lease or other disposal on an arm’s length basis, and Sell, Sold and other cognate expressions shall be construed accordingly.

“Scope Products” means any Licensee branded catheters, sheaths and related interventional devices, that are (i) Sold in any of the countries where at least one Licensed Patent is active, or (ii) manufactured in any of the countries where there is at least one Licensed Patent active and subsequently Sold elsewhere, implementing (as described in the Licensed Patents) the:

-	“Connection lead for an electrical accessory device of an MRI system” technology; and/or

-	“PCB based RF transmission line” technology; and/or

-	“Cooled tip MR ablation catheter” technology,

but not implementing (as described in the Unlicensed Patents) the:

-	“Wide band low loss safe transmission line” technology; and/or

-	“Matching technique for low profile safe transmission lines in MR-safe devices” technology; and/or

-	“Robust tip tracking of catheters with safe transformer line” technology.

“Patents” means patents, patent applications, and utility models.

“Term” means the period specified in Clause 7.1.

2.	Grant of rights

2.1

For the Term of this Agreement and subject to its provisions, Philips hereby grants to Licensee and its Affiliates, a non-exclusive, non-transferable license under the Licensed Patents, without the right to grant sub-licenses, to manufacture Scope Products and to Sell or otherwise dispose of Scope Products manufactured by Licensee or any of its Affiliates or its or their third party manufacturers (subject to clause 2.3) on a world-wide basis within the Field of Use, including, without limitation, to Sell or otherwise dispose of Scope Products through one or more third parties who act as distributors for Licensee.

Subject to clause 2.3 of this Agreement, the rights and licenses granted under this Agreement do not extend to products manufactured by third parties.

With respect to any legal entity acquired by Licensee, the license granted pursuant to the preceding paragraph shall not become effective unless and until Licensee or such new Affiliate has concluded a binding arrangement with Philips to compensate Philips for the unauthorised use (if any) of the Licensed Patents in the manufacture, Sale or other disposal of Scope Products by such entity before it became an Affiliate of Licensee.

Further, in the event that any of Licensee’s Affiliate ceases to be an Affiliate, the license in respect of such Affiliate shall automatically terminate.

2.2	Licensee shall promptly notify Philips if it intends to enter into any agreement to integrate Licensed Products with magnetic resonance imaging systems of any third party.

2.3

The rights granted to Licensee pursuant to Clause 2.1 include the right for Licensee to have components of Scope Products made by a third-party manufacturer solely for the account of Licensee, incorporation of the component into a Scope Product and the subsequent sale by Licensee, its Affiliates or its or their third-party distributors of the Scope Product, provided that:

(i)	Licensee notifies Philips in writing of each such subcontracting arrangement; and

(ii)	Philips has given its prior written approval to Licensee, such approval not to be unreasonably withheld, conditioned or delayed; and

(iii)	Licensee properly identifies each such third-party manufacturer, the specific manufacturing facility(ies) and location(s); and

(iv)

Licensee warrants that it has entered into a legally binding arrangement with such third-party manufacturer whereby such third party manufacturer is bound to the same confidentiality obligations as well as the undertaking not to ‘reverse engineer’, as set forth in this Agreement.

Licensee acknowledges and accepts that any material breach by the third-party manufacturer of these obligations shall be considered a material breach by Licensee under this Agreement.

3.	Royalties, Reports and Payments

3.1

In consideration of the license under Clause 2, Licensee shall pay to Philips a non-refundable, non-recoupable amount of [***] before February 1st, 2024 and a non-refundable, non-recoupable amount of [***] before December 31st, 2024.

3.2	All payments under this Agreement shall be paid by wire transfer in Euros to Philips’ Euro Bank account with [***], as follows:

Bank Account No.:
In the name of:
With bank:
SWIFTCODE:
IBAN Code:
Sort code:
Reference:

3.3

Any payment under this Agreement which is not made on the due dates specified herein, shall accrue interest at the rate of [***] per month (or part thereof) or the maximum amount permitted by law, whichever is lower, until such time that the principal amount outstanding, together with all interest accrued thereon will have been paid in full, irrespective of whether such full payment occurs during the Term of this Agreement or thereafter.

3.4

Any costs, taxes and other similar levies arising from or in connection with the conclusion of this Agreement shall be borne by Licensee. In the event that the government of any country imposes any taxes on payments made by Licensee to Philips hereunder and requires Licensee to withhold such tax from such payments, Licensee may deduct such tax from such payments. In such event, Licensee shall promptly provide Philips with tax receipts issued by the relevant tax authorities, to enable Philips to support a claim for credit against income taxes which may be payable by Philips or its Affiliates and to enable Philips to document, if necessary, its compliance with tax obligations in the relevant jurisdictions.

3.5

In the event that Licensee or any third party brings a claim of invalidity or non-infringement in relation to any of the Licensed Patents and if following any such claim, a court of competent jurisdiction determines that any Licensed Patent challenged by Licensee or a third party is either invalid or not infringed by Licensee, Licensee shall have no right to reclaim any royalties or lumpsum paid before or during the period of such challenge.

4.	Confidentiality

4.1

Licensee shall keep the contents of this Agreement confidential and shall not disclose these to any third party, other than as required by applicable law. In addition, Licensee may make references to this Agreement in filings made by Licensee with the Australian Securities Exchange and the Australian Securities and Investments Commission but only to the extent that such is required by applicable law.

4.2

Philips shall, during the Term and for a period of 5 years thereafter, not disclose to any third party any confidential information obtained from Licensee in connection with Clause 3, save where such disclosure is required in connection with the enforcement of Philips’ rights under this Agreement or at law.

5.	No Assignment

5.1

Licensee may not assign any of its rights or obligations under this Agreement to any third party. Philips may freely assign its rights and obligations under this Agreement to any third party in connection with the assignment of the Licensed Patents to a third party, subject to such third-party assignee accepting, by means of a written instrument, to be bound by the provisions of this Agreement.

6.	Indemnification

6.1

Philips and its Affiliates shall be fully indemnified and held harmless by Licensee and its Affiliates from and against any and all third-party claims in connection with Scope Products manufactured or sold by Licensee or any of its Affiliates.

7.	Term and Termination

7.1	This Agreement shall enter into force on the Effective Date and shall remain in force until January 1st, 2031, unless terminated earlier in accordance with the provisions of this Clause 7 (“Term”).

7.2	Philips may terminate this Agreement at any time by means of a written notice to Licensee if:

(a)

Licensee fails to perform any obligation under this Agreement and such failure is not remedied within 30 days after receipt of a notice specifying the nature of such failure and requiring it to be remedied; or

(b)

a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over Licensee’s assets, or if Licensee makes any voluntary arrangement with its creditors or becomes subject to any bankruptcy proceedings;

(c)

Licensee or any of its Affiliates brings a claim of infringement under any of its patents against Philips or any of Philips’ Affiliates and refuses to license such patents to Philips on reasonable conditions; or

(d)	a Change of Control occurs in relation to Licensee.

7.3

Upon the termination of this Agreement by Philips for any reason in accordance with its provisions, Licensee shall immediately cease use of the Licensed Patents, whether in the manufacture and sale of Scope Products, or otherwise. Further, upon such termination, any and all amounts outstanding hereunder shall become immediately due and payable.

8.	Miscellaneous

8.1	Any notice required under this Agreement to be sent by either Party shall be given in writing by means of registered post or electronic mail directed:

in respect of Licensee, to:

lmricor Medical Systems, Inc.
400 Gateway Boulevard

Burnsville, MN 55337-2559
ATTN: Mr. Steven R. Wedan
Fax no.: +1 952 818 8401

in respect of Philips, to:

Koninklijke Philips N.V.

c/o Philips Intellectual Property & Standards
High Tech Campus 52

5656 AG Eindhoven, The Netherlands
E-mail:

Attention:

or such other address as may have been previously specified in writing by either Party to the other.

8.2

This Agreement sets forth the entire understanding and agreement between the Parties as to the subject matter hereof and supersedes and replaces all prior arrangements, discussions and understandings between the Parties relating thereto. No variation of this Agreement shall be binding upon either Party unless made by means of a single written instrument, signed by a duly authorised representative of each Party.

8.3	Nothing contained in this Agreement shall be construed:

(a)

as imposing on either Party any obligation to instigate any suit or action for infringement of any of the patents licensed hereunder or to defend any suit or action brought by a third party which challenges or relates to the validity of any such patents. Licensee shall have no right to instigate any such suit or action for infringement of any of the patents licensed by Philips hereunder, nor the right to defend any such suit or action which challenges or relates to the validity of any such patent licensed by Philips hereunder;

(b)	as imposing any obligation to file any patent application, to secure any patent or to maintain any patent in force;

(c)	as a warranty or representation by Philips as to the validity or scope of any patent rights licensed hereunder;
(d)	as conferring any license or right to use any trademark owned by Philips or to copy or imitate the appearance or design of any product of Philips or any of its Affiliates;
(e)	as granting, by implication, estoppel or otherwise, any license under any intellectual property right other than explicitly granted pursuant to Clause 2;
(f)	as conferring upon Licensee any license to manufacture or sell any product or device other than a Scope Product, solely within the Field of Use.

8.4

It is acknowledged by Licensee that third parties may own intellectual property rights in the field of Scope Products. Philips makes no warranty whatsoever that the manufacture, use or sale of Scope Products, does not infringe or will not cause infringement of any intellectual property rights other than the Licensed Patents.

8.5

This Agreement shall be governed by and construed in accordance with the laws of The Netherlands. Any dispute between the Parties in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted to the District Court of Amsterdam, The Netherlands, provided always that, in case Philips is the plaintiff, Philips may, in its sole discretion, submit such dispute to the competent courts in the venue of Licensee’s registered office.

9.	Execution; Delivery

This Agreement may be executed by the Parties by original or electronic signatures on any number of separate counterparts and may be delivered via physical delivery or electronic transmission (e.g. with scanned signatures in pdf format). All such signatures shall be deemed effective and such counterparts taken together shall be deemed to constitute one and the same instrument.

AS WITNESS, the Parties have executed this Agreement to be effective as of the Effective Date.

Koninklijke Philips N.V.	Imricor Medical Systems Inc.

/s/ Stephanie van Wermeskerken	/s/ Steve Wedan
Name: Stephanie van Wermeskerken	Name: Steve Wedan
Title: Head of HealthTech IP	Title: Chief Executive Officer

Annex A

Licensed Patents